SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K
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CURRRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 19, 2004

Hibbett Sporting Goods, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Commission file number: 000-20969

Delaware	63-1074067
(State of	(I.R.S. Employer
Incorportation)	Identification No.)

451 Industrial Lane
Birmingham, Alabama 35211
(Address of Principal Executive Offices)

(205) 942-4292
 (Registrant’s telephone number, including area code)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

         ( c )Exhibits.

These exhibits are furnished pursuant to Item 9 and Item 12 respectively and shall not be deemed to be “filed”.

Exhibit No.                     Description

99.1                               Press Release Dated August 19, 2004
99.2                               Earnings Release Dated August 19, 2004

Item 9. Other Events and Regulation FD Disclosure.

        Hibbett Sporting Goods, Inc. issued a press release on August 19, 2004. A copy of the press release is attached hereto as Exhibit 99.1.

Item 12. Results of Operations and Financial Condition

        Hibbett Sporting Goods, Inc. announced its financial results for the second quarter ended July 31, 2004, in a press release issued on August 19, 2004. A copy of the earnings release is attached hereto as Exhibit 99.2.

        The information in this Report, including Exhibits 99.1 and 99.2 attached hereto, is furnished solely pursuant to Items 9 and 12, respectively, of this Form 8-K. Consequently, it is not deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Exchange Act or Securities Act of 1933 if such subsequent filing specifically references this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIBBETT SPORTING GOODS, INC. By /s/ Gary A. Smith Gary A. Smith Vice President and Chief Financial Officer

August 19, 2004

EXHIBIT INDEX

Exhibit
99.1	Press Release dated August 19, 2004
99.2	Earnings Release dated August 19, 2004

         EXHIBIT 99.1

         [Hibbett Sporting Goods, Inc. Letterhead]

Contact: Gary A. Smith Vice President & Chief Financial Officer (205) 942-4292

HIBBETT NAMES SOUTHTRUST VETERAN TO THE BOARD

BIRMINGHAM, Ala. (August 19, 2004) – Hibbett Sporting Goods, Inc. (NASDAQ/NM:HIBB) today announced that the Board of Directors has appointed Alton E. “Al” Yother to serve on the Board until the company’s 2006 annual meeting. Mr. Yother replaces F. Barron Fletcher III, who has resigned from the Board to pursue other interests.

        A 24-year veteran of SouthTrust Bank, Mr. Yother is currently Executive Vice President, Treasurer and Controller of SouthTrust Corporation. He is responsible for general accounting, financial reporting, management accounting, tax and asset liability management, shareholder relations, legal, corporate governance and acquisition functions. Before being named to his current position, Mr. Yother held a number of positions in the finance and strategic planning areas of SouthTrust.

        Commenting on the announcement, Mickey Newsome, President and Chief Executive Officer of Hibbett, stated, “We are pleased to add someone of Al’s experience and financial expertise to our Board. He has played a significant role in the growth of SouthTrust, having been actively involved in more than 100 acquisitions for the company during the past 16 years. We look forward to his advice and counsel as we continue to grow Hibbett Sporting Goods.”

        Mr. Fletcher, a partner at SKM Growth Investors, had served on the Board of Directors since 1995. He most recently served on the Nominating Committee of the Board. Mr. Newsome added, “On behalf of my fellow shareholders and directors, I would also like to thank Barron Fletcher for his dedication and service to the Company. We wish him well in his future endeavors.”

        Hibbett Sporting Goods, Inc. is a rapidly growing operator of full-line sporting goods stores in small to mid-sized markets, predominantly in the southeastern United States. The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in enclosed malls and dominant strip centers.

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         EXHIBIT 99.2

         [Hibbett Sporting Goods, Inc. Letterhead]

Contact: Gary A. Smith Chief Financial Officer (205) 942-4292

HIBBETT REPORTS SECOND QUARTER RESULTS

- Comparable Store Sales Up 2.5%
- Board Authorizes Stock Repurchase

BIRMINGHAM, Ala. (August 19, 2004) - Hibbett Sporting Goods, Inc. (NASDAQ/NM: HIBB), a full-line sporting goods retailer, today announced results for the second quarter ended July 31, 2004.

Financial Highlights

        Net sales for the 13-week period ended July 31, 2004, increased 14.1% to $81.8 million compared with $71.7 million for the 13-week period ended August 2, 2003. Comparable store sales increased 2.5% in the second quarter of fiscal 2005. Net income for the second fiscal quarter was $3.0 million compared with $3.2 million in the second fiscal quarter of last year. Earnings per basic and diluted share were $0.13 compared with $0.14 in the prior year.

        Net sales for the 26-week period ended July 31, 2004, increased 17.8% to $178.3 million compared with $151.3 million for the 26-week period ended August 2, 2003. Comparable store sales increased 5.8% in the first half of fiscal 2005. Net income for the first half of fiscal 2005 increased 30.5% to $11.1 million compared with $8.5 million in the first half of fiscal 2004. Basic earnings per share increased 27.0% to $0.47 from $0.37 in the prior year, while diluted earnings per share increased 27.8% to $0.46 from $0.36 in the prior year.

        Comparable store net sales data reflects sales for our Hibbett Sports and Sports Additions stores open throughout the 13-week and 26-week periods and the corresponding periods of the prior fiscal year.

        Hibbett opened 19 new stores and closed three stores during the second quarter, bringing the store base to 449 as of July 31, 2004. The Company plans to open a total of approximately 65 new stores, net of store closings, in fiscal 2005.

        Mickey Newsome, Chairman, President and Chief Executive Officer, stated, “Consistent with our announcement last month, the second quarter sales and earnings results were influenced by the weaker sales in pro and college-licensed apparel and fitness equipment as well as the unusual amount of rainy weather in markets served by the Company during June. The aggressive markdowns initiated brought our inventory levels in line with our expectations, but as anticipated, brought our gross margins below the levels we are accustomed to achieving. Given that our sales slowed significantly in late July and have rebounded in August, we believe the sales tax-free holidays, available to our customers by various state governments on certain products, which fell later in the year in some of our markets also affected our results by shifting some sales into the third quarter.”

        “On a more positive note, footwear, especially children’s and women’s shoes, and team equipment sales increased in the high single digits over second quarter of the prior year. The higher-priced technical footwear and the continued demand for classics led the way in footwear, while baseball and football were our most important categories in team equipment. Activewear was also positive as sales in performance apparel continued to be strong.”

Fiscal 2005 Outlook

        For the third quarter ending October 30, 2004, the Company expects to report earnings per diluted share of approximately $0.22 to $0.25 and a comparable store sales increase in the range of 2% to 3% compared with earnings of $0.23 per diluted share in the prior-year period. Guidance for fiscal 2005 is estimated at approximately $0.96 to $1.02 per diluted share and a comparable store sales increase in the range of 3% to 4% compared with earnings of $0.86 per diluted share in fiscal 2004.

    Mr. Newsome added, “Our plan for fiscal 2005 was to transition to a higher mix of footwear and team equipment heading into the fall season. As we discussed last quarter, this timetable has been accelerated somewhat due to the slower sales of pro-licensed apparel to date. We feel good about our other categories and we are well positioned for the remainder of the year. With this plan in place and our store opening program on track for a net 65 new stores this year, we still expect to report earnings growth of approximately 12% to 18% for the year.”

        The per share results reported for all periods presented herein reflect the effect of the three-for-two stock split that was distributed on April 16, 2004, to stockholders of record on April 1, 2004.

Stock Repurchase

        The Board of Directors has approved the purchase by the Company of up to $30 million of the Company’s outstanding common stock. Approximately 23.4 million shares of Hibbett common stock are currently outstanding. Repurchases may be made over time in the open market or in negotiated transactions, with the amount and timing of repurchases dependent on market conditions, at the discretion of the Company’s management for the period of one year, beginning August 19, 2004.

Investor Conference Call and Simulcast

        Hibbett Sporting Goods, Inc. will conduct a conference call at 10:00 a.m. EDT on August 20, 2004, to discuss the second quarter results. The number to call for this interactive teleconference is (913) 981-5507. A replay of the conference call will be available until August 27th, by dialing (719) 457-0820 and entering the passcode, 758761.

        The Company will also provide an online Web simulcast and rebroadcast of its fiscal 2005-second quarter conference call. The live broadcast of Hibbett’s quarterly conference call will be available online at www.streetevents.com and www.fulldisclosure.com on August 20, 2004, beginning at 10:00 a.m. EDT. The online replay will follow shortly after the call and continue through September 3, 2004.

        Hibbett Sporting Goods, Inc. operates a full-line of sporting goods stores in small to mid-sized markets, predominantly in the Southeast, Mid-Atlantic and Midwest. The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in enclosed malls and dominant strip centers.

A WARNING ABOUT FORWARD LOOKING STATEMENTS: Certain matters discussed in this press release are “forward looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate. For example, our forward looking statements include statements regarding store opening plans, merchandise mix and performance, sales (including comparable store sales) and earnings expectations for the third quarter and fiscal year 2005, and our stock repurchase plans. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition. For a complete description of these factors, as well as others which could affect our business, you should carefully review the “Risk Factors,” “Business,” and “MD&A” sections in our Annual Report on Form 10-K filed on April 15, 2004, our Quarterly Report on Form 10-Q filed June 9, 2004, and our most recent prospectus supplement filed May 2, 2003. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

HIBBETT SPORTING GOODS, INC. AND SUBSIDIARIES
Unaudited Statements of Operations
(Dollars in thousands, except per share amounts)

	13 Weeks Ended		26 Weeks Ended
	July 31, 2004	August 2, 2003	July 31, 2004	August 2, 2003
Net sales	$81,795	$71,731	$178,313	$151,324
Cost of goods sold, including warehouse,
distribution, and store occupancy costs	58,116	49,744	122,904	104,379

Gross profit	23,679	21,987	55,409	46,945
Store operating, selling, and administrative
expenses	17,076	15,105	34,194	30,056
Depreciation and amortization	1,858	1,796	3,699	3,550

Operating income	4,745	5,086	17,516	13,339
Interest income	88	20	162	43

Income before provision for income taxes	4,833	5,106	17,678	13,382
Provision for income taxes	1,800	1,864	6,585	4,884

Net income	3,033	3,242	11,093	8,498

Net Income per common share:
Basic earnings per share	$0.13	$0.14	$0.47	$0.37

Diluted earnings per share	$0.13	$0.14	$.046	$0.36

Weighted average shares outstanding:
Basic	23,424	22,980	23,378	22,875

Diluted	24,028	23,489	24,008	23,334

Unaudited Condensed Balance Sheet
(In thousands)

	July 31, 2004	August 2, 2003	January 31, 2004
Assets
Cash and cash equivalents	$44,409	$23,030	$41,963
Accounts receivable, net	4,064	3,470	3,594
Inventories	100,715	93,755	94,777
Prepaid expenses and other	8,151	6,929	1,925

Total current assets	157,339	127,184	142,259
Property and equipment, net	25,645	25,432	26,173
Other assets	133	243	130

Total assets	$183,117	$152,859	$168,562

Liabilities and Stockholders' Investment
Accounts payable	$39,111	$38,125	$37,976
Accrued expenses	6,588	5,819	7,093

Total current liabilities	45,699	43,944	45,069
Long-term debt	-	-	-
Non-current deferred income tax	548	-	603
Stockholders' investment	136,870	108,915	122,890

Total liabilities and stockholders' investment	$183,117	$152,859	$168,562

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